EXHIBIT 10.27
AGREEMENT AND RELEASE
     The following is an agreement between Mark W. Immelt (“Employee”) and First Financial Bancorp (“FFBC”) regarding Employee’s departure from employment.
     WHEREAS, Employee is a party to an Employment Agreement with FFBC and First National Bank of Southwestern Ohio, which Employee accepted and agreed to on September 12, 2000, (hereinafter “Employment Agreement”), and Employee is departing from employment pursuant to Section 4(a) of the Employment Agreement; and
     WHEREAS, the parties desire to resolve all issues related to Employee’s employment, his Employment Agreement and his departure; and
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, FFBC and Employee agree as follows:
     1. Employee’s employment with FFBC will end effective December 31, 2006, or such other date selected by FFBC (the “Date of Departure”).
     2. FFBC will pay Employee all salary and bonus due through his Date of Departure and will also pay him a lump sum payment of earned and accrued, but unused vacation pay due under FFBC’s vacation policy, payable at the rate of Employee’s current base salary, less appropriate tax withholdings and deductions.
     3. Severance Benefits. Provided Employee fulfills his obligations hereunder and signs the General Release and Waiver attached as Exhibit A hereto on or about his Date of Departure, FFBC will provide him with Severance Benefits as set forth in the Employment Agreement, as amended herein Employee represents that, to the best of his knowledge, he has complied with all laws and regulations applicable to FFBC and its operations.
          (a) Severance Pay. To comply with the provisions of Internal Revenue Code § 409A, the Severance Pay which would otherwise be payable during the first six months following the Date of Departure will instead be paid in a lump sum on the first business day after the six months have elapsed following the Date of Departure (the “Six-Month Anniversary”). The remainder of the Severance Pay will be paid in equal bi-weekly installments, beginning with the first payroll date after the Six-Month Anniversary, with the exception that Employee will receive an amount equal to 2.0 times the incentive payment made in 2005 under the Performance Incentive Plan, but will not receive an incentive payout under the Short-Term Incentive Plan for calendar year 2006.
          (b) Employment Benefits. FFBC will continue Employee’s Employment Benefits, as defined in the Employment Agreement for twenty-four (24) months following the Date of Departure, subject to the rights and limitations specified in the Employment Agreement. Employee shall qualify for full COBRA health benefit continuation coverage thereafter, unless otherwise prohibited by law.

          (c) Outplacement Services. FFBC will pay to Employee an amount equal to five percent (5%) of his annual base salary to obtain outplacement services.
     4. Employee’s Obligations. As a condition of receiving Severance Benefits described in Section 3 above, Employee will:
          (a) transfer his responsibilities in an appropriate manner, comply with all laws and regulations applicable to FFBC and its operations, and take such actions as are necessary to assure a smooth transition;
          (b) not represent or bind FFBC or enter into any agreement on behalf of FFBC at any time after the Date of Departure.
          (c) return to FFBC on the Date of Departure all FFBC property and materials, including but not limited to credit cards, office keys, files, books, documents, records and memoranda;
          (d) return to FFBC his cell phone no later than the Date of Departure. Employee will also file a final expense report and repay outstanding cash advances no later than the Date of Departure, if he has any unreimbursed expenses or unpaid advances;
          (e) not use or disclose, directly or indirectly, to anyone not connected with FFBC any confidential, commercial or financial information, or trade or business secrets obtained during the term of employment, or make copies of any memoranda, books, records, customer lists, price lists or other documents (whether on computer or not) for use outside FFBC, except as specifically authorized in writing by an officer of FFBC, or as may be required by applicable law;
          (f) fully cooperate and assist FFBC with any litigation matters or agency proceedings for which his testimony or cooperation is requested, provided that he is compensated for his time at his current rate of pay and for any reasonable and necessary expenses incurred as a result of his cooperation and assistance;
          (g) sign all necessary resignations from the Boards of Directors and/or officer positions of FFBC and its subsidiaries; and
          (h) not solicit or directly or indirectly interfere with or disrupt, or attempt to interfere with or disrupt, any relationship, contractual or otherwise, between FFBC and any third party, including but not limited to its employees, customers, and community members.
     5. Confidentiality. Employee acknowledges he is bound by the provisions concerning confidentiality and a covenant not to compete for a six-month time period set forth in paragraph 8 and 10 of the Employment Agreement. Employee will hold in confidence, and will not disclose to anyone, any of the terms of Severance other than immediate family members and advisors, except as required by law. Employee acknowledges that FFBC may be required to disclose certain terms of this Agreement in filings with the Securities and Exchange Commission. Such partial disclosure should in no way be interpreted as a waiver of the remaining terms of this Section. Employee shall not make any public derogatory remarks concerning FFBC or any of its officers, directors, employees or shareholders, and shall not initiate any contact with the press or any other media.
     6. General Release. In exchange for the payments and benefits identified in the Agreement, Employee hereby releases, settles and forever discharges FFBC, its parent, subsidiaries, affiliates, successors and assigns, together with their past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with FFBC, to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Employee ever had or may now have against FFBC or any of the foregoing. This includes, without limitation, any claims, liens, demands, or liabilities arising out of or in any way connected with Employee’s employment with FFBC and his departure from employment, pursuant to any federal, state or local laws regulating employment such as the Civil Rights Act of 1964, the Civil Rights of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act known as 42 USC 1981, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act of 1938, as well as all federal, state and local laws, except that this release shall not affect any rights of Employee for benefits payable under any FFBC benefit plans, Social Security, Worker’s Compensation or Unemployment laws or rights arising out of any breach of this Agreement by FFBC.
     7. Waiver and Release Under ADEA and OWBPA. Employee further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively the “Act”). Employee acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (a) that this Agreement and this Waiver is written in a manner which he understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that he does not waive any rights or claims under the Act that may arise after the date of execution of this Agreement; (d) that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he is already entitled; and (e) that he is hereby advised in writing to consult with an attorney prior to executing this Agreement.
     8. It is understood and agreed that for purposes of this Agreement, the term “FFBC” as used herein, shall include not only First Financial Bancorp, but also all of its direct or indirect subsidiaries or affiliated companies, including but not limited to First Financial Bank, N.A., First Financial Capital Advisors, LLC, First Financial Insurance, and all officers, directors, and employees of any of the foregoing.
     9. This Agreement shall bind Employee’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns.

     10. This Agreement shall not be construed as an admission by FFBC of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and FFBC specifically disclaims any wrongdoing whatsoever against Employee on the part of itself, its employees, representatives or agents.
     11. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Employee, his beneficiaries or legal representatives, without the prior written consent of an officer of FFBC.
     12. This Agreement sets forth the entire agreement between the parties with the exception of any obligations under the Employment Agreement which continue after Employee’s departure, and any other previous Agreement(s) regarding confidentiality, non-solicitation and non-competition. The terms of this Agreement may not be modified other than in writing signed by the parties.
     13. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Ohio. All parties to this Agreement agree they are bound by the arbitration provision set forth in Paragraph 7 of the Employment Agreement, in interpreting any disputes concerning the Agreement or otherwise arising from Employee’s employment with FFBC.
     14. If any provision of this Agreement is determined to be unenforceable by any court, then such provision will be modified or omitted to the extent necessary to make the remaining provisions of this Agreement enforceable.
     15. Employee acknowledges that he understands that he has forty-five (45) days after receipt of this Agreement to decide whether to accept it and that he may revoke any acceptance of this Agreement within (7) days of such acceptance. This Agreement shall not become effective until the seven (7) day revocation period has expired.

TAKE THIS AGREEMENT HOME, READ IT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.
IN WITNESS WHEREOF, FFBC hereby offers this Agreement to Employee on this 27th day of June, 2006.

FIRST FINANCIAL BANCORP

By:	/s/ Regina P. Brackett

/s/ J. Franklin Hall

     ACCEPTANCE
I hereby agree to the terms of this Agreement and acknowledge my acceptance of it this 27th day of June, 2006.

WITNESS:

/s/ Christine Cavanaugh	/s/ Mark W. Immelt

Mark W. Immelt

EXHIBIT A
GENERAL RELEASE AND WAIVER
          In consideration of the payment of the Separation Benefits described in the Agreement and Release, Mark W. Immelt (“Employee”) hereby releases, settles and forever discharges First Financial Bancorp, its subsidiaries, affiliates, successors and assigns, together with their respective past and present directors, officers, employees, agents, insurers, attorneys, and any other party associated with First Financial Bancorp (collectively referred to herein as “FFBC”), to the fullest extent permitted by applicable law, from any and all claims, causes of action, rights, demands, debts, liens, liabilities or damages of whatever nature, whether known or unknown, suspected or unsuspected, which Employee ever had or may now have against FFBC or any of the foregoing. This includes, without limitation, any claims, liens, demands or liabilities arising out of or in any way connected with Employee’s employment by FFBC, pursuant to any federal, state or local laws including but not limited to the Civil Rights Act of 1964, the Civil Rights of 1991, the American with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act known as 42 USC 1981, as well as all federal, state and local laws, except that this release shall not affect any rights of Employee for benefits payable under any Social Security, Workers’ Compensation or Unemployment laws. Employee further expressly and specifically waives any and all rights or claims under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act (collectively, the “Act”). Employee acknowledges and agrees that this waiver of any right or claim under the Act (the “Waiver”) is knowing and voluntary, and specifically agrees as follows: (1) that this Waiver is written in a manner which he understands; (b) that this Waiver specifically relates to rights or claims under the Act; (c) that he does not waive any rights or claims under the Act that may arise after the date of execution of this Release; (d) that he waives rights or claims under the Act in exchange for consideration in addition to anything of value to which he is already entitled; and (e) that he is advised in writing to consult with and has consulted with an attorney prior to executing this Release. Employee acknowledges that he understands that he has twenty-one (21) days after receipt of this Release to decide whether to accept it and that he may revoke any acceptance of this Release within seven (7) days of such acceptance. This Release shall not become effective until the seven (7) day revocation period has expired.

Witness:

Mark W. Immelt

Date: